News Release I For Immediate Release
FactSet Reports Solid Results for Third Quarter 2020
Company increases annual outlook for operating margin and EPS

NORWALK, Conn., June 25, 2020 - FactSet ("FactSet" or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced results for its third quarter ended May 31, 2020.

Third Quarter Fiscal 2020 Highlights

•Revenue increased 2.6%, or $9.6 million, to $374.1 million compared with $364.5 million for the same period in fiscal 2019. The increase is primarily due to higher sales of analytics, content and technology solutions (CTS) and wealth management solutions. Organic revenues grew 2.6% to $375.3 million during the third quarter of fiscal 2020 from the prior year period.
•Annual Subscription Value (ASV) plus professional services was $1.52 billion at May 31, 2020, compared with $1.45 billion at May 31, 2019. The organic growth rate, which excludes the effects of acquisitions, dispositions, and foreign currency movements, was 5.0%. The primary contributors to this growth rate were higher sales in FactSet's wealth and research workflow solutions and a price increase in the Company's international region. Please see the “ASV + Professional Services” section of this press release for details.
•Operating margin increased to 32.5% compared with 32.2% for the same period last year. Adjusted operating margin improved to 35.5% compared with 34.0% in the prior year period primarily as a result of reduced employee-related operating expenses due to the coronavirus pandemic.
•Diluted earnings per share (EPS) increased 11.0% to $2.63 compared with $2.37 for the same period in fiscal 2019. Adjusted diluted EPS rose 9.2% to $2.86 compared with $2.62 in the prior year period primarily driven by an improvement in operating results.
•The Company’s effective tax rate for the third quarter decreased to 15.0% compared with 18.6% a year ago, primarily due to an income tax expense in the prior year related to finalizing the Company's tax returns with no similar event for the three months ended May 31, 2020.
•FactSet increased its quarterly dividend by $0.05 per share or 7% to $0.77 marking the fifteenth consecutive year the Company has increased dividends, highlighting its continued commitment to returning value to shareholders.
•FactSet updated its annual outlook for fiscal 2020. Please see the “Annual Business Outlook” section of this press release for details.
•The Company announced changes to its Board of Directors including a new chair, two new members, and the retirement of two current members. Please see FactSet's press release dated June 24 and its Form 8-K filing on June 25 for more details.

“We had a strong third quarter and executed well in challenging circumstances,” said Phil Snow, FactSet CEO. “I am inspired by the efforts I see across the Company as FactSetters go above and beyond to support our clients and each other. The steps we have taken position us well to finish our fiscal year on target as we continue to evaluate and solve for evolving industry needs.”

News Release I For Immediate Release

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended
	May 31,	May 31,
(In thousands, except per share data)	2020	2019	Change
GAAP revenues	$374,083	$364,533	2.6%
Organic revenues	$375,336	$365,807	2.6%
Operating income	$121,640	$117,240	3.8%
Adjusted operating income	$133,380	$122,795	8.6%
Operating margin	32.5%	32.2%
Adjusted operating margin	35.5%	34.0%
Net income	$101,216	$92,265	9.7%
Adjusted net income	$110,085	$102,056	7.9%
Diluted EPS	$2.63	$2.37	11.0%
Adjusted diluted EPS	$2.86	$2.62	9.2%
* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

“Our ongoing operational discipline and execution resulted in a solid quarter," said Helen Shan, FactSet CFO. "We continue to deliver on both top line and earnings and remain committed to our three-year investment plan. I am very pleased with our overall performance, particularly in our ability to drive ASV and navigate steadily through a volatile market."

Annual Subscription Value (ASV) + Professional Services and Segment Revenue
ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients and excludes professional services fees billed in the last 12 months that are not subscription-based. Professional services are revenues derived from project-based consulting and implementation.
ASV plus professional services was $1.52 billion at May 31, 2020. Organic ASV plus professional services was also $1.52 billion at May 31, 2020, up $72.2 million from the prior year at a growth rate of 5.0%. Organic ASV, which excludes the effects of acquisitions, dispositions, and foreign currency movements, plus professional services, increased $14.1 million over the last three months.
Buy-side and sell-side ASV growth rates for the third quarter of fiscal 2020 were 4.8% and 5.6%, respectively. Buy-side clients accounted for approximately 84% of organic ASV while the remainder is derived from sell-side firms that perform mergers and acquisitions advisory work, capital markets services, and equity research. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this press release.

ASV from the Americas region was $931.5 million, increasing 5.0% over the prior year period's $887.6 million. Americas revenues for the quarter increased to $231.0 million compared with $227.0 million in the third quarter last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the Americas revenue growth rate was 1.8%. ASV from the EMEA region was $411.9 million, increasing 3.7% over the prior year period of $397.3 million. EMEA revenues were $105.4 million compared with $102.5 million from the third quarter of fiscal 2019. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the EMEA region revenue growth rate was 2.8%. ASV from the Asia Pacific region was $150.4 million, increasing 8.9% over the prior year period of $138.1 million. Asia Pacific revenues were $37.7 million compared with $35.1 million from the third quarter of fiscal 2019. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the Asia Pacific revenue growth rate was 7.4%. Segment ASV does not include professional services, which totaled $24.5 million at May 31, 2020.

News Release I For Immediate Release

Operational Highlights – Third Quarter Fiscal 2020

◦Client count as of May 31, 2020 was 5,743, a net increase of 55 clients in the past three months, primarily driven by an increase in corporate and wealth management clients. The count includes clients with ASV of $10,000 and above.
◦User count increased by 2,199 to 131,095 in the past three months, primarily driven by an increase in wealth advisors and buy-side research users.
◦Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention was 89%.
◦Employee count was 10,065 as of May 31, 2020, up 7.5% over the last twelve months primarily driven by hiring as part of the Company's three-year investment plan.
◦Net cash provided by operating activities decreased to $151.0 million compared with $159.8 million for the third quarter of 2019. Quarterly free cash flow decreased to $139.9 million compared with $148.3 million a year ago, a decrease of 5.7%, primarily due to timing of certain international tax payments.
◦Capital expenditures decreased to $11.0 million, compared with $11.4 million a year ago, primarily due to reduced facilities spend.
◦A regular quarterly dividend of $29.0 million, or $0.77 per share, was paid on June 18, 2020, to holders of record of FactSet’s common stock at the close of business on May 29, 2020.
◦FactSet announced that it will provide financial, non-financial, and benchmark data to the Government Pension Investment Fund (GPIF) of Japan. FactSet will deliver over 20 content sets as part of GPIF’s introduction of its new Index Posting System. The Index Posting System will enhance GPIF’s overall fund management by efficiently collecting a range of information to facilitate more extensive and effective index analysis.
◦The Company won Best EMS Solution at the Markets Media Market Choice Awards, as well as Best Client Reporting Solutions at the WealthBriefing Asia Awards.
◦The Company released its third annual Corporate Social Responsibility Report, which covered the fiscal year ending August 31, 2019. The report highlights FactSet’s recent global achievements in the communities it serves.

Share Repurchase Program

FactSet repurchased 46,689 shares of its common stock for $12.4 million at an average price of $266.09 during the third quarter under the Company’s existing share repurchase program. Additionally, on March 24, 2020, the Board of Directors of FactSet approved an increase of $220 million to the existing share repurchase program. Including this increase, as of June 25, 2020, $288 million is available for share repurchases.

News Release I For Immediate Release
Annual Business Outlook
FactSet provided its outlook for fiscal 2020 on September 26, 2019 and has updated this outlook today. Given the risk factors, uncertainties, and assumptions discussed below, particularly the ongoing uncertainty surrounding the duration, magnitude, and impact of the novel coronavirus pandemic, FactSet’s actual future results may differ materially from these expectations.
Fiscal 2020 Expectations
•Organic ASV plus professional services is now expected to increase in the range of $60 million and $75 million over fiscal 2019. The change in the anticipated range reflects the current expected business impacts resulting from the coronavirus pandemic.
•GAAP revenue is now expected to be in the range of $1,485 million and $1,490 million.
•GAAP operating margin is now expected to be in the range of 30.0% and 30.5%.
•Adjusted operating margin is now expected to be in the range of 33.0% and 33.5%.
•Annual effective tax rate is now expected to be in the range of 15.5% and 16.5%.
•GAAP diluted EPS is now expected to be in the range of $9.60 and $9.80. Adjusted diluted EPS is now expected to be in the range of $10.40 and $10.60.
Both GAAP operating margin and GAAP diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2020. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.

Conference Call
The Company will host a conference call today, June 25, 2020, at 11:00 a.m. Eastern Time to discuss its third quarter results. The call will be webcast live at FactSet Investor Relations. The following information is provided for those who would like to participate:

U.S. Participants:    833.726.6487
International Participants:   830.213.7677
Passcode:    2889655

An archived webcast with the accompanying slides will be available at FactSet Investor Relations for one year after the conclusion of the live event. The earnings call transcript will also be available via the FactSet workstation or web. An audio replay of this conference will also be available until July 2, 2020 via the following telephone numbers: 855.859.2056 in the U.S. and 404.537.3406 internationally using passcode 2889655.

News Release I For Immediate Release
Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," "believes, " "anticipates," "plans," "intends, " "estimates, " "projects," "should," "indicates," "continues," "may" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to: the ability to integrate newly acquired companies, clients and businesses; strains on resources as a result of growth, the volatility and stability of global securities markets, including declines in equity or fixed income returns impacting the buying power of investment management clients; the ability to hire and retain qualified personnel; the maintenance of the Company's leading technological position and reputation; failure to maintain or improve FactSet’s competitive position in the marketplace; fraudulent, misappropriation or unauthorized data access, including cyber-security and privacy breaches; failures or disruptions of telecommunications, data centers, network systems, facilities, or the Internet; uncertainty, consolidation and business failures in the global investment banking industry; the continued shift from active to passive investing, the negotiation of contract terms with vendors, data suppliers and landlords; the retention of clients and the attraction of new ones; the absence of U.S. or foreign governmental regulation restricting international business; the unfavorable resolution of tax assessments and legal proceedings; legislative and regulatory changes in the environments in which FactSet and its clients operate; and the potential adverse impact on our business of global public health epidemics, including the current coronavirus pandemic. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

About Non-GAAP Financial Measures
Financial measures in accordance with U.S. GAAP including revenue, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency movements in all periods presented. Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude both intangible asset amortization and non-recurring items. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

The GAAP financial measure, cash flows provided by operating activities, has been adjusted for capital expenditures to report non-GAAP free cash flow. FactSet uses this financial measure both in presenting its results to stockholders and the investment community and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

News Release I For Immediate Release

About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior content, analytics, and flexible technology to help more than 131,000 users see and seize opportunity sooner. We give investment professionals the edge to outperform with informed insights, workflow solutions across the portfolio lifecycle, and industry-leading support from dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly ranked as one of Fortune's 100 Best Companies to Work For® and a Best Workplace in the United Kingdom and France. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow us on Twitter: www.twitter.com/factset.

FactSet
Media & Investor Relations Contact:
Rima Hyder
+1.857.265.7523
rima.hyder@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended		Nine months ended
	May 31,	May 31,	May 31,	May 31,
(In thousands, except per share data)	2020	2019	2020	2019
Revenues	$374,083	$364,533	$1,110,521	$1,071,068
Operating expenses
Cost of services	170,703	163,832	511,878	495,716
Selling, general and administrative	81,740	83,461	257,560	248,885
Total operating expenses	252,443	247,293	769,438	744,601

Operating income	121,640	117,240	341,083	326,467
Other expense
Interest expense, net	(2,211)	(4,377)	(8,003)	(13,046)
Other (expense) income, net	(289)	521	(2,090)	255
Income before income taxes	119,140	113,384	330,990	313,676

Provision for income taxes	17,924	21,119	47,131	52,413
Net income	$101,216	$92,265	$283,859	$261,263

Diluted earnings per common share	$2.63	$2.37	$7.36	$6.73
Diluted weighted average common shares	38,481	38,993	38,548	38,807

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

	May 31,	August 31,
(In thousands)	2020	2019
ASSETS
Cash and cash equivalents	$457,707	$359,799
Investments	22,606	25,813
Accounts receivable, net of reserves	151,398	146,309
Prepaid taxes	42,250	15,033
Prepaid expenses and other current assets	34,468	36,858
Total current assets	708,429	583,812

Property, equipment, and leasehold improvements, net	136,655	119,384
Goodwill	688,484	685,729
Intangible assets, net	127,207	133,691
Deferred taxes	—	7,571
Lease right-of-use assets, net	254,391	—
Other assets	32,539	29,943
TOTAL ASSETS	$1,947,705	$1,560,130

LIABILITIES
Accounts payable and accrued expenses	$80,048	$79,620
Current lease liabilities	29,225	—
Accrued compensation	50,114	64,202
Deferred fees	58,725	47,656
Dividends payable	29,188	27,445
Total current liabilities	247,300	218,923

Long-term debt	574,309	574,174
Deferred taxes	15,502	16,391
Deferred fees	8,885	10,088
Taxes payable	26,816	26,292
Lease liabilities	276,019	—
Deferred rent and other non-current liabilities	5,916	42,006
TOTAL LIABILITIES	$1,154,747	$887,874

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$792,958	$672,256

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,947,705	$1,560,130

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Nine months ended
	May 31,	May 31,
(In thousands)	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$283,859	$261,263
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	41,333	43,943
Stock-based compensation expense	28,372	24,135
Deferred income taxes	7,230	1,294
Loss on sale of assets	166	195
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(5,091)	3,112
Accounts payable and accrued expenses	10,400	(4,783)
Accrued compensation	(14,154)	(23,672)
Deferred fees	9,856	4,826
Taxes payable, net of prepaid taxes	(27,088)	(2,232)
Other, net	11,530	(2,757)
Net cash provided by operating activities	346,413	305,324

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(62,909)	(32,906)
Purchases of Investments	(2,736)	(8,180)
Proceeds from maturity or sale of investments	4,199	11,543
Net cash used in investing activities	(61,446)	(29,543)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchases of common stock	(171,005)	(158,294)
Dividend payments	(81,438)	(75,769)
Proceeds from employee stock plans	65,323	78,926
Repayment of debt	—	(575,000)
Proceeds from debt	—	575,000
Other financing, net	(1,592)	(901)
Net cash used in financing activities	(188,712)	(156,038)

Effect of exchange rate changes on cash and cash equivalents	1,653	(4,406)
Net (increase) increase in cash and cash equivalents	97,908	115,337
Cash and cash equivalents at beginning of period	359,799	208,623
Cash and cash equivalents at end of period	$457,707	$323,960

News Release I For Immediate Release

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures
Financial measures in accordance with U.S. GAAP, including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities, have been adjusted below. FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues

(Unaudited)	Three Months Ended
	May 31,	May 31,
(In thousands)	2020	2019	Change
GAAP revenues	$374,083	$364,533	2.6%
Deferred revenue fair value adjustment (a)	1,169	1,274
Currency impact (b)	84	—
Organic revenues	$375,336	$365,807	2.6%
(a)The adjustment relates to deferred revenue fair value adjustments from purchase accounting.
(b)The impact from foreign currency movements over the past 12 months.

News Release I For Immediate Release
Operating Income, Margin, Net Income and Diluted EPS

(Unaudited)	Three Months Ended
	May 31,	May 31,
(In thousands, except per share data)	2020	2019	Change
GAAP Operating income	$121,640	$117,240	3.8%
Intangible asset amortization	5,107	5,928
Deferred revenue fair value adjustment	1,169	1,274
Other non-recurring items (a)	5,464	(1,647)
Adjusted operating income	$133,380	$122,795	8.6%
Adjusted operating margin (b)	35.5%	34.0%

GAAP Net income	$101,216	$92,265	9.7%
Intangible asset amortization (c)	4,204	4,797
Deferred revenue fair value adjustment (c)	963	1,031
Other non-recurring items (a)(c)	4,436	(1,333)
Income tax (expenses) / benefits (d)	(734)	5,296
Adjusted net income	$110,085	$102,056	7.9%

GAAP Diluted earnings per common share	$2.63	$2.37	11.0%
Intangible asset amortization	0.11	0.12
Deferred revenue fair value adjustment	0.03	0.02
Other non-recurring items (a)	0.12	(0.03)
Income tax (expenses) / benefits (d)	(0.03)	0.14
Adjusted diluted earnings per common share	$2.86	$2.62	9.2%
Weighted average common shares (Diluted)	38,481	38,993

(a)GAAP operating income in the third quarter of fiscal 2020 was adjusted to exclude $5.5 million of pre-tax net expenses primarily related to professional fees associated with the ongoing three year investment plan and facilities costs, which reduced net income by $4.4 million and diluted earnings per share by $0.12. GAAP operating income in the third quarter of fiscal 2019 was adjusted by $1.6 million for pre-tax net benefits primarily related to non-core transaction related revenue, offset by severance, stock-based compensation acceleration, transformation activities and occupancy costs, which decreased net income by $1.3 million and diluted earnings per share by $0.03. The income tax effect related to the other non-recurring items was $1.0 million in the third quarter of fiscal 2020 compared with $0.3 million for the same period in fiscal 2019.
(b)Adjusted operating margin is calculated as adjusted operating income divided by GAAP revenues plus the deferred revenue fair value adjustment.
(c)For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenue fair value adjustments and other non-recurring items were taxed at the annual effective tax rates of 17.7% for fiscal 2020 and 19.1% for fiscal 2019.
(d)GAAP net income in the third quarter of fiscal 2020 was adjusted by $0.7 million or $0.03 per share of income tax expense primarily due to a one-time tax audit settlement. GAAP net income in the third quarter of fiscal 2019 was adjusted to exclude $5.3 million or $0.14 per share of income tax expenses primarily related to finalizing prior years' tax returns and other discrete items.

News Release I For Immediate Release

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
	Annual Fiscal 2020 Guidance
(In thousands, except per share data)	Low end of range	High end of range
GAAP Operating margin	30.0%	30.5%
Intangible asset amortization (a)	1.4%	1.4%
Deferred revenue fair value adjustment (b)	0.3%	0.3%
Other non-recurring items (c)	1.3%	1.3%
Adjusted operating margin	33.0%	33.5%

GAAP Net income	$370,000	$380,000
Intangible asset amortization (a)	17,600	17,600
Deferred revenue fair value adjustment (b)	4,085	4,085
Other non-recurring items (c)	8,675	8,675
Adjusted net income	$400,360	$410,360

GAAP Diluted earnings per common share	$9.60	$9.80
Intangible asset amortization (a)	0.46	0.46
Deferred revenue fair value adjustment (b)	0.11	0.11
Other/ Other non-recurring items (c)	0.23	0.23
Adjusted diluted earnings per common share	$10.40	$10.60

(a)GAAP operating income for the full fiscal 2020 year is adjusted to exclude $20.5 million of pre-tax intangible asset amortization, which reduced GAAP operating margin by 1.4%, GAAP net income by $17.6 million and GAAP diluted earnings per share by $0.46. The income tax effect related to intangible asset amortization is $2.9 million for the period presented above.
(b)The adjustment relates to deferred revenue fair value adjustments from purchase accounting. The income tax effect related to deferred revenue fair value adjustments was $0.7 million for the period presented above.
(c)GAAP operating income for the full fiscal 2020 year is adjusted to exclude $19.4 million of pre-tax expenses related to other non-recurring items. The net income reduction of $8.7 million and diluted earnings per share of $0.23 reflects the tax adjusted impact of the other non-recurring items as well as the impact of one-time tax items. The income tax effect related to other/ other non-recurring items is $10.8 million for the period presented above.

News Release I For Immediate Release

Free Cash Flow

(Unaudited)	Three Months Ended
	May 31,	May 31,
(In thousands)	2020	2019	Change
Net cash provided by operating activities	$150,953	$159,770
Capital expenditures	(11,010)	(11,424)
Free cash flow	$139,943	$148,346	(5.7)%

Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency movements. The numbers below do not include professional services.

	Q3'20	Q2'20	Q1'20	Q4'19	Q3'19	Q2'19	Q1'19	Q4'18
% of ASV from buy-side clients	84.1%	84.1%	83.9%	83.7%	84.2%	83.9%	83.9%	83.9%
% of ASV from sell-side clients	15.9%	15.9%	16.1%	16.3%	15.8%	16.1%	16.1%	16.1%

ASV Growth rate from buy-side clients	4.8%	4.5%	4.0%	4.8%	5.2%	5.3%	5.9%	5.4%
ASV Growth rate from sell-side clients	5.6%	2.9%	4.0%	6.3%	6.8%	9.2%	8.6%	7.3%
Total Organic ASV Growth Rate	5.0%	4.2%	4.0%	5.0%	5.4%	5.9%	6.3%	5.7%

The following table presents the calculation of the above-mentioned ASV growth rates from all clients.
(Details may not sum to total due to rounding)

(In millions)	Q3'20	Q3'19
As reported ASV (a)	$1,493.8	$1,423.0
Currency impact (b)	(0.1)
Organic ASV total	$1,493.7	$1,423.0
Total Organic ASV Growth Rate	5.0%

(a)ASV excludes $24.5 million and $23.1 million, respectively, in professional services fees as of May 31, 2020 and May 31, 2019, respectively.
(b)The impact from foreign currency movements was excluded above to calculate total organic ASV.